PRESS RELEASE


                   Raymond Tate Steps Down as Chairman and President of Ashton Technology Group, Inc.


COLUMBIA, MARYLAND, October ___, 1996 -- The Board of Directors of Ashton Technology Group, Inc. ("Ashton") issued the following statement today:

     Raymond T. Tate, founder of Ashton Technology Group, Inc., resigned his positions as Chairman of the Board, Director, President and Chief Executive Officer today. Although Mr. Tate will no longer participate in the active management of the Company, he will continue his association with Ashton as a consultant and Chairman Emeritus of Ashton subsidiary, Computer Science Innovations ("CSI").

     Mr. Tate's decision to resign from Ashton came after discussions between Tate and two directors, John Blohm and Robert Eprile, Ashton Director and President and Chief Operating Officer of Ashton subsidiary, Universal Trading Technologies Corporation ("UTTC"), and certain major stockholders relating to proposed changes in the direction and management of Ashton. The parties confirmed that their differences are now resolved.

     These directors emphasized that differences regarding the direction of the Company were unrelated to the Philadelphia Stock Exchange's recent inquiry into the relationship of its Chairman to UTTC. Given the Philadelphia Stock Exchange's review of facts and its affirmation of its commitments to UTTC, the Ashton Board suspended its own independent review.

     "One of our goals was to launch an encryption-based technology business," Tate said. "Having achieved that goal, this is a good time for me to take some time off, enjoy retirement and give thoughts to new technology directions."

     The Board announced that Fred Weingard, Executive Vice President of UTTC, will replace Mr. Tate as a director.